Exhibit 10.15
Summary of Material Terms of Employment Arrangements between Glenn Orchard and Angi Inc.

In connection with Glenn Orchard’s appointment as Chief Growth Officer on October 15, 2024, Mr. Orchard and Angi Inc. (the “Company”) agreed that Mr. Orchard shall be compensated in the manner described immediately below.
     Compensation.  Mr. Orchard will be eligible to receive an annual base salary (currently £330,000), discretionary annual cash bonuses (currently with a target of £150,000), equity awards and such other employee benefits as may be reasonably determined by the Compensation and Human Capital Committee of the Company’s board of directors.
Severance. Upon a termination of Mr. Orchard’s employment by the Company without “cause” or his resignation for “good reason” (a “Qualifying Termination”), subject to Mr. Orchard’s execution and non-revocation of a release and his compliance with the restrictive covenants set forth below:
•the Company will continue to pay Mr. Orchard his annual base salary for twelve (12) months following such Qualifying Termination (the “Orchard Severance Period”), subject to offset for amounts received from other employment during the Orchard Severance Period;
•all unvested Company equity awards (including cliff vesting awards, if any, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Orchard that would have otherwise vested during the Orchard Severance Period shall vest as of the date of such Qualifying Termination; and
•all vested and outstanding Company stock options and stock appreciation rights (if any) held by Mr. Orchard as of the date of such Qualifying Termination shall remain outstanding and exercisable for eighteen (18) months from the date of such Qualifying Termination.
Restrictive Covenants. Mr. Orchard has agreed and will be bound by covenants not to compete with the Company and its businesses nor solicit Company employees or business partners during his employment and the Orchard Severance Period. In addition, Mr. Orchard has agreed not to use or disclose any confidential information of the Company or its affiliates and to be bound be customary covenants relating to proprietary rights and the related assignment of such rights.
Tax Equalization. Mr. Orchard will also be eligible to receive tax equalization payments if he is subject to income or other taxation outside of the United Kingdom during his employment with the Company, grossed up for the impact of any tax withholding, and tax preparation services.